UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   July 29, 2013

Orion Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Wyoming	333-185146	45-4924646
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

1379 Creekstone Circle

San Jose, CA 95133

 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: 408-691-0806

Not applicable

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 29, 2013, Orion Financial Group Inc., (“Orion”) entered into a reserve equity financing agreement (the “Financing Agreement”) with AGS Capital Group, LLC, (“AGS”). Pursuant to the Financing Agreement, Orion has the right, but not the obligation, to issue $25,000,000 of Orion’s common stock to AGS over the course of 3 years. Orion has full control and discretion over the timing and amount of any shares that they sell to AGS.  For each advance, Orion may issue an amount of stock equal to $250,000. Such advance will not exceed more than 200% of the average daily trading volume for the previous 10 trading days. The purchase price of the shares shall be set at ninety-one percent (91%) of the lowest of the best closing bid prices of the stock during the fifteen consecutive weekday trading days immediately after the date on which Orion provides an advance notice. Orion, at its option, may select a safety net price for any specified advance, below which Orion will not sell shares to AGS under that advance in which case the maximum volume of shares advanced will be reduced pro-rata for any days the stock price trades below such safety net price. Orion shall transfer 200,000 shares of common stock to AGS on the first day that Orion's freely tradable, fully registered and unencumbered common stock becomes publicly traded.

Also on July 29, 2013, Orion entered into a registration rights agreement with AGS (the “RRA,” and along with the Financing Agreement, the “Agreements”).  According to the RRA, Orion must file a registration statement on Form S-1, registering the shares of common stock which may be issued to AGS pursuant to the Financing Agreement within thirty (30) days of the date of the RRA (“Registration Statement”). The Registration Statement shall be effective and available for the resale of the shares of common stock issued and sold to AGS in connection with the Financing Agreement.

Item 8.01 Other Events.

On August 8, 2013, the Company issued a press release announcing the Agreements. A copy of this press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description

10.1	Reserve Equity Financing Agreement dated July 29, 2013
10.2	Registration Rights Agreement dated July 29, 2013
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Orion Financial Group, Inc

Date: August 8, 2013	By:	/s/Kenneth Green
Kenneth Green
Chief Executive Officer